Exhibit 8.1

EXHIBIT 8.1 TEXT OF PRESS RELEASE

EQS-News: REMSleep 510(K) SubmissionPress Release | 07/02/2024

EQS-News: Remsleep Holdings / Key word(s): Financial
REMSleep 510(K) Submission

03.07.2024 / 00:20 CET/CEST
The issuer is solely responsible for the content of this announcement.

CLEARWATER, FL - (NewMediaWire) - July 2, 2024 - REMSleep Holdings, Inc. (OTCQB: RMSL) announces the company has been awarded 510(K) Clearance for the new Deltawave CPAP Pillows Interface mask.

Re: K233415
Trade/Device Name: DELTAWAVE Nasal Pillows System
Regulation Number: 21 CFR 868.5905
Regulation Name: Noncontinuous Ventilator (IPPB)
Regulatory Class: Class II
Product Code: BZD
Dated: October 4, 2023
Received: October 10, 2023

Dear Judy Strzepek:

We have reviewed your section 510(k) premarket notification of intent to market the device referenced above and have determined the device is substantially equivalent (for the indications for use stated in the enclosure) to legally marketed predicate devices marketed in interstate commerce prior to May 28, 1976, the enactment date of the Medical Device Amendments, or to devices that have been reclassified in accordance with the provisions of the Federal Food, Drug, and Cosmetic Act (the Act) that do not require approval of a premarket approval application (PMA). You may, therefore, market the device, subject to the general controls provisions of the Act. Although this letter refers to your product as a device, please be aware that some cleared products may instead be combination products. The 510(k) Premarket Notification Database available at https://www.accessdata.fda.gov/scripts/cdrh/cfdocs/cfpmn/pmn.cfm identifies combination product submissions. The general controls provisions of the Act include requirements for annual registration, listing of devices, good manufacturing practice, labeling, and prohibitions against misbranding and adulteration. Please note: CDRH does not evaluate information related to contract liability warranties. We remind you, however, that device labeling must be truthful and not misleading.

If your device is classified (see above) into either class II (Special Controls) or class III (PMA), it may be subject to additional controls. Existing major regulations affecting your device can be found in the Code of Federal Regulations, Title 21, Parts 800 to 898. In addition, FDA may publish further announcements concerning your device in the Federal Register.

Additional information about changes that may require a new premarket notification are provided in the FDA guidance documents entitled "Deciding When to Submit a 510(k) for a Change to an Existing Device"

About REMSleep Holdings, Inc.

REMSleep Holdings, Inc. is a medical device manufacturer dedicated to forever changing the level of treatment provided to obstructive sleep apnea patients. Our focus is primarily designing and manufacturing devices and products for the treatment of sleep apnea and other respiratory conditions. With over 30 years of collective experience in CPAP therapy, the REMSleep team has extensive knowledge and understanding of CPAP and the challenges of patient compliance. We diligently strive for our products to make a difference and improve the condition of those suffering from sleep apnea.

REMSleep Holdings, Inc. has a new patent pending, innovative sleep apnea product that will meet multiple market demands and be able to reach and address a large percentage of the patient population who continue to struggle with CPAP compliance.

Forward-looking Statements.

This press release may contain forward-looking statements regarding the Company. All statements, other than statements of historical fact included herein, are "forward-looking statements" including statements regarding the Companys future prospects and risks in investing in Companys common stock. These statements are based upon the Company's current expectations and speak only as of the date hereof. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those risk factors stated in reports filed with the U.S. Securities and Exchange Commission or SEC on its EDGAR website (URL:www.sec.gov)

Contact:

REMSleep Holdings, Inc.

14175 ICOT Blvd

Suite 300

Clearwater, FL 33760

Email:twood@remsleep.com

Phone: 912-590-2001